Exhibit 10.2

SALES AGREEMENT

This Sales Agreement (the "Agreement") is made by and between Fermo Group, Inc., a Nevada Corporation ("Fermo") and Guangzhou Food Machinery Trading Co., Ltd., a Chinese company (hereafter referred to as "Supplier"), collectively the "Parties", on the 30 day of Mach, 2012.

Whereas, Supplier is a distributor of mini-donut machines ("Product"), in China, and Fermo Group, Inc. is in the business of selling donuts to the General Public.

RECITALS:

1. The Supplier is a distributor of mini-donut machines ("Product") in the People's Republic of China.

2. Fermo whishes to secure the right to purchase the mini-donut machines from the Supplier and place them in Stuttgart, Germany for making and selling donuts.

3. The Supplier and Fermo mutually declare that they have the authority and desire to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

4. Term of the Agreement: The term of this Agreement shall be for a period of 1 (one) year, commencing on March 30, 2012. This Agreement may be extended by mutual written consent of the parties. The term of this Agreement together with any extension terms thereafter are hereinafter collectively referred to as the “Term”.

5. Payment:

A) Fermo will pay 30% fee ($1,500 USD) of the Base Mini Donut Machine Price (Model AS1200) as advance and 70% ($3,500 USD) before the Product is shipped;

B) Payment will be made through wire transfer, directly to the Supplier’s Account;

C) All amounts due under this contract shall be paid in full without any deduction or withholding other than is required by law and Fermo shall not be entitled to assert any credit setoff or counterclaim against Supplier in order to justify withholding payment of any such amount in whole or part;

D) All documents to be presented before the Product is shipped or as agreed by parties;

E) The product price to be paid is in U.S. Dollars;

F) Price of Product: Fermo and Supplier have established a base net sales price list (“Base Price List “) is attached hereto as Exhibit A.

6. Delivery of The Product will be carried out in separate batches as per the pro forma invoice. The Supplier will be responsible to deliver each batch of the Product no later than 90 days, after the receipt of advance payment.

7. Inspection and Quality:

A) Quantity to be measured before and after loading.

B) Acceptance of the Product on quality is made within 7 (seven) days from the moment of reception of the Products by Fermo.

8. Duties, Port Dues and Shipping: All costs, duties, audit taxes related to cargo and shipping costs shall be for Supplier’s account.

9. Licenses: Export Licenses if any required, to be obtained by Supplier.

10. Assignment: This Agreement, and the rights, remedies and obligations provided herein, may not be transferred or assigned by either party without the express written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. This Agreement shall insure to the benefit of, be binding upon, and enforceable by and against, the parties hereto and their respective legal representatives, heirs, executors, administrators, personal representatives, successors, and assigns.

11. Indemnification: Each party hereto (the “Indemnifying party”) shall indemnify and harmless the other party, and its employees, shareholders, officers, directors, agents and other affiliates (collectively an “Indemnified Party”), to the fullest extent permitted by law, against any and all claims of any kind whatsoever which an Indemnified party may sustain or incur, including reasonable legal fees and costs, as a result of or arising from the indemnifying Parties failure to fulfill its obligations provided herein or the negligent, willful or international action or omission to act by the Indemnifying Party, or by the employees, shareholders, officers, directors, agents and other affiliates of the Indemnifying Party.

12. Force Majeure: In the event either party is prevented from performing its obligations hereunder due to an act of God, accident, fire, flood, earthquake, storm, riot, war, sabotage, explosion, strike, labor, disturbance, national defense requirement, change in government law, ordinance, rule or regulation, inability, rule or regulation, inability to obtain electricity, fuel, labor, equipment or transportation, or any other contingency beyond such party’s reasonable control, the term of this Agreement shall be suspended for so long as performance is so delayed or prevented. The party which is prevented will use its best effort to give the other party the maximum advance notice of any shut down and restore services as soon as possible. If service is or will be interrupted for more than one hundred and eighty (180) days, either party may terminate this agreement by notice to other party.

13. Entire Agreement: This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

14. Notices: All notices required or permitted to be given under this Agreement shall be in writing and shall be given by National Mail or other established express delivery service, postage or delivery charge prepaid, return receipt requested, and addressed to the persons and addresses designated below their signature. The person and address to which notices are to be given may be changed at any time by the Supplier or Fermo by written notice to the other. All notices given pursuant to this Agreement shall be deemed given upon receipt by the party to whom such notice is delivered whether accepted or not.

15. Amendment: This Agreement cannot be changed except by an instrument in writing signed by both parties.

THIS AGREEMENT contains the entire understanding between the Parties and any waiver, amendment or modification to THIS AGREEMENT will be subject to the above conditions and must be attached hereto.

Upon execution of THIS AGREEMENT by signature below, the Parties agree that any individual, firm company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees or consultants of which the signee is an agent, officer, heir, successor, assign or designee is bound by the terms of THIS AGREEMENT.

THIS AGREEMENT, if signed by an individual on behalf of a company, shall be binding on both the company and the individual or individuals so signing.

Supplier: By: /s/ Yongan Shi Name: Yongan Shi Title: President	Fermo: By: /s/ Ilia Sachin Name: Ilia Sachin Title: President

Exhibit A

Base Price List

Automatic Mini Donut Machine:

1. Model: AS1200

2. Production: up to 1,200 donuts/hour

3. Power Requirements: 220VAC, 110VAC, 50 Hz, 2,300W

4. Price: $5,000 (Five thousand USD)

5. Warranty: 90 days against any defects in materials or workmanship; 1 year against defect in parts

Supplier:

By: /s/ Yongan Shi

Name: Yongan Shi

Title: President

Fermo:

By:  /s/ Ilia Sachin

Name: Ilia Sachin

Title: President